Exhibit 2.1

                       DEFINITIVE SHARE EXCHANGE AGREEMENT

THIS DEFINITIVE SHARE EXCHANGE AGREEMENT (hereinafter referred to as the "Agreement") is dated for reference the 16h day of January, 2006, by and among EXECUTE SPORTS, INC., a corporation incorporated under the laws of the State of Nevada, (hereinafter referred to as "Execute Sports", or the "Corporation") and all of the shareholders (the "PSG Shareholders") of PACIFIC SPORTS GROUP, INC., a corporation incorporated under the laws of the State of California (hereinafter referred to as "PSG"), who are all executing this Agreement.

WHEREAS:

A. Execute Sports is a company listed on the OTC Bulletin Board; and

B. The respective boards of directors of Execute Sports and PSG each deem it advisable and in the best interests of their respective shareholders to combine their respective businesses by Execute Sports acquiring from the PSG Shareholders all of the shares in the capital stock of PSG pursuant to the terms of this Agreement in exchange for Four Million, Seven Hundred and Fourteen Thousand Two Hundred and Eighty Five (4,714,285) shares of Execute Sports common stock, par value $0.001 per share.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE I. DEFINITIONS

1.1 Definitions. The following terms, as used herein, have the following meanings:

      "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

      "Agreement" means this Definitive Share Exchange Agreement.

      "Applicable Law" means, with respect to any Person, any United States (whether federal, territorial, state or local), Canadian (whether federal, territorial, provincial, municipal or local) or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement, all as in effect as of the Closing, of any Governmental Authority (including any Environmental Laws) applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

      "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in San Diego, California are authorized or required by law to close.

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      "Governmental Authority" means any United States (whether federal, territorial, state, municipal or local), Canadian (whether federal, territorial, provincial, municipal or local) or foreign government, governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

      "GST" means all goods and services taxes, sales taxes levied by the federal government of United States, value added taxes or multi-stage taxes and all provincial sales taxes integrated with such federal taxes, assessed, rated or charged upon the Corporation.

      "Interim Period" means the period from and including the date of this Agreement to and including the Closing Date.

      "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

      "Lien" means, with respect to any asset, any mortgage, assignment, trust or deemed trust (whether contractual, statutory or otherwise arising), title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such assets.

      "Material Adverse Effect" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of a party to this Agreement or to its business that results in a material adverse effect on, or a material adverse change in, any such aspect of the party or to its business.

      "Person" includes an individual, body corporate, partnership, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

      "Proceeding" means any and all administrative, regulatory or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, hearings, demands, demand letters, claims or notice of noncompliance or violation delivered by any Governmental Authority or other Person.

      "SEC" means the United States Securities and Exchange Commission.

      "Tax" means all taxes imposed of any nature including any United States (whether federal, territorial, state or local), Canadian (whether federal, territorial, provincial or local) or foreign income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax or employer health tax), capital tax, real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, GST, severance tax, prohibited tax, premiums tax, occupation tax, customs and import duties, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax or in respect of or pursuant to any United States (whether federal, territorial, state or local), Canadian (whether federal, territorial, provincial or local) or other Applicable Law.

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      "Tax Return" means all returns, reports, forms or other information required to be filed with respect to any Tax.

      "33 Act" means the United States Securities Act of 1933 and all amendments thereto.

      "34 Act" means the United States Securities Exchange Act of 1934 and all amendments thereto.

                                  ARTICLE II.
                                 SHARE EXCHANGE

2.1 Share Exchange. On the terms and subject to the conditions set forth herein, at the Closing Execute Sports shall issue and deliver to PSG Shareholders, Four Million, Seven Hundred and Fourteen Thousand Two Hundred and Eighty Five (4,714,285) validly issued, fully-paid and non-assessable shares of Execute Sports Common Stock (the "Execute Sports Shares"), par value $0.001 and the PSG Shareholders shall deliver to Execute Sports Four Million, One Hundred and Fifty (4,150,000) validly issued shares of PSG common stock, no par value per share (the "PSG Shares") constituting all of the issued and outstanding capital stock of PSG.

2.2 Closing, and Post-Closing Transactions. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place on January 16, 2006 or such other date as the parties hereto may mutually agree in writing (the "Closing Date").

      (a) At or prior to the Closing, Execute Sports shall deliver to PSG Shareholders certificate(s) evidencing the Execute Sports Shares, which certificates shall bear a legend referring to the applicable transfer restrictions under the 33 Act.

      (b) At the Closing PSG Shareholders shall:

            (i) Deliver to Execute Sports stock certificates that represent the PSG Shares, constituting all of the issued and outstanding capital stock of PSG along with stock powers that are undated and executed in blank.

            (ii) Retain right to one appointments of an individual to Execute Sports's Board of Directors.

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                                  ARTICLE III.
                               REPRESENTATIONS AND
                          WARRANTIES OF EXECUTE SPORTS

As an inducement to PSG to enter into this Agreement and to consummate the transactions provided for herein, Execute Sports represents and warrants to PSG that except as set forth in the disclosure letter attached hereto (the "Disclosure Letter") the representations and warranties of Execute Sports contained in this Article III are true and correct and complete as of the date of this Agreement and that PSG is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Execute Sports Shares and the completion of the transactions set out herein.

3.1 Organization and Good Standing. Execute Sports is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full corporate power and authority to carry on its business as it is now being conducted, to own or hold under lease the properties and assets which it owns or holds under lease and perform all its obligations under the agreements and instruments to which it is a party or by which it is bound. The Corporation is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the ownership or leasing of the properties owned by it or the nature of the activities conducted by it requires such qualification.

3.2 Authority; No Conflict. This Agreement constitutes the legal, valid and binding obligation of Execute Sports, enforceable against Execute Sports in accordance with its terms. Upon the execution and delivery by Execute Sports of the Agreement the document will constitute a legal, valid and binding obligation of Execute Sports, enforceable against Execute Sports in accordance with their respective terms. Execute Sports has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and each other document contemplated hereunder or thereunder and to perform their obligations hereunder and thereunder. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly:

      (a) contravene, conflict with or result (with or without notice or lapse of time) in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of Execute Sports or other organizational documents of Execute Sports or (ii) any resolution adopted by the board of directors or the stockholders of the Execute Sports;

      (b) contravene, conflict with or result (with or without notice or lapse of time) in a violation of any Applicable Law to which Execute Sports, or any of the assets owned or used by Execute Sports, may be subject, except that, which could not have a Material Adverse Effect;

      (c) cause PSG or Execute Sports to become subject to, or to become liable for the payment of, any Tax;

      (d) cause any of the assets owned by the Execute Sports to be reassessed or revalued by any taxing authority or other Governmental Authority;

      (e) contravene, conflict with or result (with or without notice or lapse of time) in a violation of any of the terms or requirements of, or give any Governmental Authority the right (with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by Execute Sports or that otherwise relates to the business of, or any of the assets owned or used by, Execute Sports, except that, which could not have a Material Adverse Effect;

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      (f) contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of, or give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any Contract to which Execute Sports has any rights, or by which Execute Sports or any of the assets owned or used by Execute Sports, may be bound, except that, which could not have a Material Adverse Effect; or

      (g) result (with or without notice or lapse of time) in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by Execute Sports.

Execute Sports is not nor will be required to give any notice to or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

The PSG Shareholders acknowledge that they have had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of Execute Sports concerning the financial and other affairs of Execute Sports, and to the extent deemed necessary in light of such personal knowledge of Execute Sports' affairs, PSG has asked such questions and received answers to its full satisfaction.

3.3 Capitalization. The authorized capital stock of Execute Sports consists of 75,000,000 shares of common stock , with full voting rights par value $0.001 per share, of which 19,256,316 shares are issued and outstanding. In addition to its common stock outstanding, Execute Sports has 500,000 options outstanding with an exercise price of $0.35. All of the outstanding equity securities of Execute Sports have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 3.3 of the Disclosure Letter, there are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any equity securities or other securities of Execute Sports. None of the outstanding equity securities or other securities of Execute Sports was issued in violation of the 33 Act or the securities or blue sky of any state or other jurisdiction.

3.4 Reports; Financial Statements.

      (a) Execute Sports has made available to PSG, each financial statement, report, proxy statement or information statement prepared by Execute Sports since December 31, 2003 (the "SEC Reports"). To the knowledge of Execute Sports, the Corporation's Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into Execute Sports' SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Execute Sports as of such SEC Report's date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into its SEC Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of Execute Sports for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. (the December 31, 2004 balance sheet being referred to hereinafter as the "Balance Sheet" and the September 30, 2005 balance sheet being referred to hereinafter as the "Interim Balance Sheet").

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      (b) Since Execute Sports' inception, wherever required to make filings under any Applicable Law Execute Sports has filed with the applicable Governmental Authority all material forms, statements, reports and documents (including exhibits, annexes and any amendments thereto) required to be filed by it, and each such filing complied in all material respects with all applicable laws, rules and regulations, other than such failures to file and non-compliance that could not have a Material Adverse Effect.

      (c) As of the date hereof, there are no reports or statements on file with the SEC to which the SEC has provided comments and Execute Sports has not responded. As of the date hereof, there are no registration statements on file with the SEC for which a formal withdrawal should have been delivered to the SEC by the Company, but for which a formal withdrawal has not been so delivered. Execute Sports warrants that it is not currently subject or has not been subject to any investigation or enquiry by the SEC, and is up to date with its filings to the SEC and any other Governmental Authority.

3.5 Books and Records. The books of account, minute books, stock record books and other records of Execute Sports, all of which have been made available to PSG, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the 34 Act (regardless of whether or not Execute Sports is subject to that Section), including, but not limited to, the maintenance of an adequate system of internal controls. To the best knowledge of Execute Sports, the minute books of Execute Sports containing records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors and committees of the Board of Directors of Execute Sports are accurate and complete in all material respects and no meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Execute Sports with the original copies being available to PSG.

3.6 No Undisclosed Liabilities. Execute Sports has no undisclosed Liabilities or obligations of any nature (known or unknown, absolute, accrued, contingent or otherwise) that were not fully reflected or reserved against in the Balance Sheet or the Interim Balance Sheet.

3.7 Taxes. Execute Sports has filed or caused to be filed (on a timely basis) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to the Applicable Law of each Governmental Authority with taxing power over them or their assets. Execute Sports has made available to PSG copies of all such Tax Returns filed since fiscal year ended December 31, 2003. Execute Sports has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns, or otherwise, or pursuant to any assessment received by the Corporation. The United States federal and state income and franchise Tax Returns of Execute Sports subject to such Taxes have not been audited by the Internal Revenue Service or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2004. Execute Sports has not given nor has it been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Execute Sports or for which Execute Sports may be liable. The charges, accruals and reserves with respect to Taxes on the respective books of Execute Sports are adequate (determined in accordance with GAAP). All Taxes that Execute Sports is or was required by Applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person, except where the failure to withhold, collect or pay could not have a Material Adverse Effect. All Tax Returns filed by (or which include on a consolidated basis) Execute Sports are true, correct and complete in all material respects. There is no tax sharing agreement that will require any payment by Execute Sports after the date of this Agreement.

3.8 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of Execute Sports or any event, condition or contingency that is likely to result in such a material adverse change.

3.9 Benefit Plans. Execute Sports hereby represents that it does not have any employee benefit plan, pension, profit sharing, Section 401(k), thrift-savings, individual retirement account, excess benefit plan, deferred compensation, incentive compensation, stock bonus, stock option, restricted stock, cash bonus, employee stock ownership (including, without limitation, payroll related employee stock ownership), severance pay, cafeteria, flexible compensation, life insurance, medical, dental, disability, welfare, or vacation plans or arrangements of any kind nor any other Employee Pension Benefit Plan or Employee Welfare Benefit Plan (as defined in Section 3 of ERISA), incentive compensation plan or fringe benefit or any combination of the foregoing established, maintained, sponsored, contributed to or otherwise participated in.

3.10 Compliance with Applicable Law.

      (a) Execute Sports, and at all times has been, in full compliance with all Applicable Laws, except where such failure to comply could not result in a Material Adverse Effect;

      (b) No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Execute Sports of, or a failure on the part of Execute Sports to comply with, any Applicable Law, except where such violation or failure could not result in a Material Adverse Effect; and

      (c) Execute Sports has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any authorization by any Governmental Authority or (B) any actual, alleged, possible or potential revocation on the part of Execute Sports to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.11 Legal Proceedings; Orders.

      (a) There is no pending Proceeding:

            (i) that has been commenced by or against Execute Sports or that otherwise relates to or might affect the business of, or any of the assets owned or used by, Execute Sports; or

            (ii) that challenges, or that might have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

      (b) To the knowledge of Execute Sports, (1) no such Proceeding has been threatened and (2) no event has occurred, and no condition or circumstance exists, that might give rise to or serve as a basis for the commencement of any such Proceeding.

3.12  Absence of Certain Changes and Events.

      (a) Except as set forth in any of its SEC Reports, since December 31, 2003, Execute Sports has conducted its businesses only in the ordinary course of business and there has not been any:

            (i) Change in Execute Sports' authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Execute Sports; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by Execute Sports of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

            (ii) amendment to Execute Sports' certificate of incorporation, bylaws or other organizational documents;

            (iii) payment or increase by Execute Sports of any bonuses, salaries, or other compensation to any director, officer, employee, or stockholder (except to directors, officers, employees, or stockholders in the Ordinary Course of Business) or entry into any employment, severance, or similar Contract with any director, officer, or employee;

            (iv) adoption of, or increase in, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Execute Sports;

            (v) damage, destruction, or loss to any asset or property of Execute Sports, whether or not covered by insurance, affecting materially and adversely the properties, assets, business, financial condition, or prospects of Execute Sports, taken as a whole;

            (vi) entry into, termination, or receipt of notice of termination of (a) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (b) any Contract or transaction involving a total remaining commitment by Execute Sports of at least $25,000;

            (vii) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of Execute Sports or mortgage, pledge, or imposition of any Lien on any material asset or property of Execute Sports, including, without limitation, the sale, lease, or other disposition of any intellectual property of Execute Sports;

            (viii) cancellation or waiver of any claims or rights with a value to Execute Sports in excess of $25,000;

            (ix) conduct of business or entering into any transaction, other than in the ordinary course of business of Execute Sports;

            (x) material change in the accounting methods followed by Execute Sports; and

            (xi) agreement, whether or not in writing, to do any of the foregoing by Execute Sports.

3.13 Brokers of Finders. Execute Sports has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payment in connection with this Agreement and will indemnify and hold PSG harmless from any such payment alleged to be due by or through Execute Sports as a result of the action of Execute Sports or its agents.

3.14 Disclosure.

      (a) No representation or warranty of Execute Sports contained in this Agreement or statement in the Disclosure Letter contains any untrue statement. No representation or warranty of Execute Sports contained in this Agreement or statement in the Disclosure Letter omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

      (b) There is no fact known to Execute Sports which has specific application to Execute Sports (other than general economic or industry conditions) and which materially adversely affects or, so far it can reasonably foresee, materially threatens, the assets, business, prospects, financial condition or results of operations of Execute Sports considered as a whole which has not been set forth in this Agreement or the Disclosure Letter.

      (c) The disclosures in the Disclosure Letter, and those in any supplement thereto, shall relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and to no other representation or warranty in this Agreement.

      (d) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such is in the Disclosure Letter in relation to a specifically identified representation or warranty), those in this Agreement shall control.

                                   ARTICLE IV.
                      REPRESENTATIONS AND WARRANTIES OF THE
                                PSG SHAREHOLDERS

As an inducement to Execute Sports to enter into this Agreement and to consummate the transactions provided for herein, the PSG Shareholders, represent and warrant to Execute Sports that except as set forth in the Disclosure Letter, the representations and warranties of the PSG Shareholders contained in this
Article IV are true and correct and complete as of the date of this Agreement.

4.1 Organization and Good Standing. PSG is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

4.2 Authority; No Conflict. PSG has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed, and delivered and will constitute, as the case may be, the legal, valid and binding obligation of the PSG Shareholders enforceable against the PSG Shareholders with its respective terms. Neither the execution and delivery of this Agreement by PSG Shareholders nor the consummation of transactions contemplated by this Agreement will:

      (a) contravene, conflict with or result (with or without notice or lapse of time) in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of PSG or other organizational documents of PSG or (ii) any resolution adopted by the board of directors or the stockholders of the PSG;

      (b) contravene, conflict with or result (with or without notice or lapse of time) in a violation of any Applicable Law to which PSG, or any of the assets owned or used by PSG, may be subject, except that, which could not have a Material Adverse Effect;

      (c) cause PSG or Execute Sports to become subject to, or to become liable for the payment of, any Tax;

      (d) cause any of the assets owned by the PSG to be reassessed or revalued by any taxing authority or other Governmental Authority;

      (e) contravene, conflict with or result (with or without notice or lapse of time) in a violation of any of the terms or requirements of, or give any Governmental Authority the right (with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by PSG or that otherwise relates to the business of, or any of the assets owned or used by, PSG, except that, which could not have a Material Adverse Effect;

      (f) contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of, or give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any Contract to which PSG has any rights, or by which PSG or any of the assets owned or used by PSG, may be bound, except that, which could not have a Material Adverse Effect; or

      (g) result (with or without notice or lapse of time) in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by PSG.

Neither PSG nor any of the PSG Shareholders is required to give prior notice to, or obtain any consent of, any Person in connection with the PSG Shareholders' execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

4.3 Investment Intent. PSG Shareholders are acquiring the Execute Sports Shares for their own account, and not with a view to their distribution within the meaning of Section 2.11 of the 33 Act.

4.4 Capitalization. The authorized capital stock of PSG consists of (i) 30,000,000 shares of Common Stock, no par value per share, of which 4,150,000 shares are issued and outstanding on January 16, 2006 and no shares of Preferred Stock are issued and outstanding on January 16, 2006. All of the outstanding shares of PSG Common Stock and PSG Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable. PSG has no shares of PSG Common Stock or PSG Preferred Shares reserved for or subject to issuance. PSG was not obligated to issue any shares of PSG Common Stock pursuant to any stock ownership plan, stock incentive plan, stock option plan or any other qualified retirement plan (the "PSG Stock Plans"). Each of the outstanding shares of capital stock of each of PSG Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by PSG or a direct or indirect wholly-owned subsidiary of PSG, free and clear of any lien, pledge, security interest, claim or other encumbrance. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of PSG or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of PSG or any of its Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. PSG does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of PSG on any matter.

4.5   Reports; Financial Statements; Liabilities.

      (a) Attached hereto as Schedule "A" are true and complete copies of PSG's unaudited Balance Sheet as of December 31, 2005 and the related statements of income and retained earnings and changes of financial position for the nine month period ended September 30, 2005 (collectively, the "PSG Financials").

      (b) PSG's Financials: (i) have been prepared on a consistent basis and are based on the books and records of the PSG in accordance with U.S. GAAP and present fairly the financial position, results of operations and statements of changes in the PSG's financial position as of the dates indicated or the periods indicated, except that no notes have been provided; (ii) contain and reflect all necessary adjustments and accruals for a fair presentation of its financial position and the results of its operations for the periods covered by said financial statements; (iii) contain and reflect adequate provisions for all reasonably anticipated Liabilities (including Taxes) with respect to the periods then ended and all prior periods; and (iv) with respect to PSG's Contracts and commitments for the sale of goods or the provision of services by the Corporation, contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses in excess of expected receipts.

      (c) To the best of the knowledge of PSG, there are no Liabilities of PSG other than: (i) any Liabilities accrued as Liabilities on PSG's Balance Sheet;
(ii) Liabilities incurred since the date of PSG's Balance Sheet that do not, and could not, individually or in the aggregate have a Material Adverse Effect; and
(iii) other Liabilities disclosed in this Agreement or in any schedules attached hereto.

4.6 Books and Records. The books of account, minute books, stock record books and other records of PSG, all of which have been made available to Execute Sports, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of
Section 13(b)(2) of the 34 Act (regardless of whether or not PSG is subject to that Section), including, but not limited to, the maintenance of an adequate system of internal controls. To the best knowledge of PSG, the minute books of PSG containing records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors and committees of the Board of Directors of PSG are accurate and complete in all material respects and no meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of PSG with the original copies being available to Execute Sports.

4.7 No Undisclosed Liabilities. PSG has no undisclosed Liabilities or obligations of any nature (known or unknown, absolute, accrued, contingent or otherwise) that were not fully reflected or reserved against in the Balance Sheet or the Interim Balance Sheet.

4.8 Taxes. PSG has filed or caused to be filed (on a timely basis) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to the Applicable Law of each Governmental Authority with taxing power over them or their assets. PSG has made available to Execute Sports copies of all such Tax Returns filed since fiscal year ended December 31, 2003. PSG has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns, or otherwise, or pursuant to any assessment received by the Corporation. The United States federal and state income and franchise Tax Returns of PSG subject to such Taxes have not been audited by the Internal Revenue Service or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2004. PSG has not given nor has it been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of PSG or for which PSG may be liable. The charges, accruals and reserves with respect to Taxes on the respective books of PSG are adequate (determined in accordance with GAAP). All Taxes that PSG is or was required by Applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person, except where the failure to withhold, collect or pay could not have a Material Adverse Effect. All Tax Returns filed by (or which include on a consolidated basis) PSG are true, correct and complete in all material respects. There is no tax sharing agreement that will require any payment by PSG after the date of this Agreement.

4.9 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of PSG or any event, condition or contingency that is likely to result in such a material adverse change.

4.10 Benefit Plans. PSG hereby represents that it does not have any employee benefit plan, pension, profit sharing, Section 401(k), thrift-savings, individual retirement account, excess benefit plan, deferred compensation, incentive compensation, stock bonus, stock option, restricted stock, cash bonus, employee stock ownership (including, without limitation, payroll related employee stock ownership), severance pay, cafeteria, flexible compensation, life insurance, medical, dental, disability, welfare, or vacation plans or arrangements of any kind nor any other Employee Pension Benefit Plan or Employee Welfare Benefit Plan (as defined in Section 3 of ERISA), incentive compensation plan or fringe benefit or any combination of the foregoing established, maintained, sponsored, contributed to or otherwise participated in.

4.11 Compliance with Applicable Law.

      (a) PSG, and at all times has been, in full compliance with all Applicable Laws, except where such failure to comply could not result in a Material Adverse Effect;

      (b) No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by PSG of, or a failure on the part of PSG to comply with, any Applicable Law, except where such violation or failure could not result in a Material Adverse Effect; and

      (c) PSG has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any authorization by any Governmental Authority or (B) any actual, alleged, possible or potential revocation on the part of Execute Sports to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

4.12  Legal Proceedings; Orders.

      (a) There is no pending Proceeding:

            (i) that has been commenced by or against PSG or that otherwise relates to or might affect the business of, or any of the assets owned or used by, PSG; or

            (ii) that challenges, or that might have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

      (b) To the knowledge of PSG, (1) no such Proceeding has been threatened and (2) no event has occurred, and no condition or circumstance exists, that might give rise to or serve as a basis for the commencement of any such Proceeding.

4.13  Absence of Certain Changes and Events.

      (a) Since December 31, 2004, PSG has conducted its businesses only in the ordinary course of business and there has not been any:

            (i) Change in PSG's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of PSG; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by PSG of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

            (ii) amendment to the certificate of incorporation, bylaws or other organizational documents of PSG;

            (iii) payment or increase by PSG of any bonuses, salaries, or other compensation to any director, officer, employee, or stockholder (except to directors, officers, employees, or stockholders in the ordinary course of business) or entry into any employment, severance, or similar Contract with any director, officer, or employee;

            (iv) adoption of, or increase in, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of PSG;

            (v) damage, destruction, or loss to any asset or property of PSG, whether or not covered by insurance, affecting materially and adversely the properties, assets, business, financial condition, or prospects of PSG, taken as a whole;

            (vi) entry into, termination, or receipt of notice of termination of (a) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (b) any Contract or transaction involving a total remaining commitment by PSG of at least $25,000;

            (vii) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of PSG or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of PSG, including, without limitation, the sale, lease, or other disposition of any intellectual property;

           (viii) cancellation or waiver of any claims or rights with a value to PSG in excess of $25,000;

            (ix) conduct of business or entering into any transaction, other than in the ordinary course of business of PSG;

            (x)   material change in the accounting methods followed by PSG; and

            (xi) agreement, whether or not in writing, to do any of the foregoing by PSG.

4.14  Legal Proceedings; Orders.

      (a) There is no pending Proceeding:

            (i) that has been commenced by or against PSG or that otherwise relates to or might affect the business of, or any of the assets owned or used by, PSG; or

            (ii) that challenges, or that might have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

            (iii) To the knowledge of PSG, (1) no such Proceeding has been threatened and (2) no event has occurred, and no condition or circumstance exists, that might give rise to or serve as a basis for the commencement of any such Proceeding.

4.15 Material Contracts. All PSG Contracts are legal, valid and binding obligations of PSG and each other Person who is a party thereto, enforceable against PSG and each such Person in accordance with its terms, and none are subject to any material default thereunder.

4.16  PSG Intellectual Property.

      (a) Schedule "B" sets forth a complete and correct list of each patent, patent application and invention, trademark, tradename, trademark or tradename registration or application, copyright or copyright registration or application for copyright registration, and each license or licensing agreement, for any of the foregoing relating to PSG's Business as conducted by it or held by it ("PSG Intellectual Property Rights"). PSG Intellectual Property Rights also include any trade secrets that are material to the conduct of PSG's Business in the manner that it has heretofore been conducted.

      (b) PSG has not during the three years preceding the date of this Agreement been a party to any proceeding, nor to the knowledge of it, is any proceeding threatened as to which there is a reasonable possibility of a determination adverse to PSG, involving a claim of infringement by any Person (including any Governmental Authority) of any PSG Intellectual Property Right that would result in a Material Adverse Effect. No PSG Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by PSG or restricting the licensing thereof by PSG to any Person, except where any such restriction would not have a Material Adverse Effect. To the knowledge of PSG, the PSG Intellectual Property Rights and the conduct of its' Business does not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, tradename, trademark or tradename registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

      (c) To the knowledge of PSG, it either owns the entire right, title and interest in, to and under, or has acquired rights to use, any and all patents, trademarks, trade names, brand names and copyrights that are material to the conduct of PSG's Business in the manner that PSG's Business has heretofore, been conducted. The PSG Intellectual Property Rights are in full force and effect and have not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the PSG Intellectual Property Rights. All registrations and filings necessary to preserve the rights of PSG in and to the PSG Intellectual Property Rights have been made, except where the failure to make any such filing would not result in a Material Adverse Effect.

4.17  Disclosure.

      (a) No representation or warranty of PSG contained in this Agreement contains any untrue statement. No representation or warranty of PSG contained in this Agreement or statement in the Disclosure Letter omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

      (b) There is no fact known to PSG which has specific application to PSG (other than general economic or industry conditions) and which materially adversely affects or, so far as it can reasonably foresee, materially threatens, the assets, business, prospects, financial condition or results of operations of PSG considered as a whole which has not been set forth in this Agreement or the Disclosure Letter.

                                   ARTICLE V.
                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PSG

The obligations of PSG to effect the transactions contemplated under this Agreement at the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in whole or in part by the PSG Shareholders in writing:

5.1 Representation and Warranties True at the Closing Date. The representations and warranties of Execute Sports contained in this Agreement and the Disclosure Letter (without giving effect to any updating or corrective information provided pursuant to Article VII or otherwise) shall have been true and correct in all material respects (except for those representations and warranties qualified as to materiality, which shall be true and correct in all respects) when made and as of the Closing Date, and Execute Sports shall have delivered to PSG a certificate, executed by Execute Sports' Board of Directors and dated the Closing Date, to the foregoing effect.

5.2 No Material Adverse Change. During the period from the date of the Interim Balance Sheet to the Closing Date, there shall not have been any material adverse change in the financial condition, results of operations, business or prospects of Execute Sports, individually or taken as a whole, nor any material loss or damage to its assets, whether or not insured, which materially affects the ability of Execute Sports to conduct its business. Execute Sports shall have delivered to PSG a certificate, executed by Execute Sports Board of Directors and dated the Closing Date, to the foregoing effect.

5.3 Execute Sports' Performance. Execute Sports shall have performed and complied with all covenants and agreements required by this Agreement and each other agreement entered into in connection herewith to be performed or complied with by Execute Sports on or before the Closing Date. At the Closing, Execute Sports' Board of Directors shall have delivered to PSG a certificate, dated the Closing Date, to the foregoing effect.

5.4 Distribution of Shares. Execute Sports shall have distributed the Execute Sports Shares to the PSG Shareholders, free and clear of all Encumbrances. No claim shall have been filed, made or threatened by any Person asserting that such Person is entitled to any part of the Execute Sports Shares. The parties agree that PSG's acquisition of the Execute Sports Shares pursuant to the terms and conditions of this Agreement will not trigger any transfer taxes.

5.5 No Prohibition of Transaction. No Proceeding or regulation or legislation shall have been instituted, threatened or proposed before, nor any order issued by, any Governmental Authority to enjoin, restrain, prohibit or obtain substantial damage (a) in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby or
(b) which, in the reasonable judgment of PSG, could have a Material Adverse Effect.

5.6 Compliance with Law. There shall have been obtained any and all permits, approvals and consents of any Governmental Authority which counsel for PSG may reasonably deem necessary or appropriate so that consummation of the transactions contemplated hereby will be in compliance with Applicable Law.

5.7 Documentation and Consents. Execute Sports shall have made all deliveries required pursuant to Article II of this Agreement. In addition, Execute Sports shall have delivered all assignments, consents, approvals and other documents, certificates and instruments as PSG may reasonably request for the purpose of
(a) enabling its counsel to provide the opinion required under this Agreement,
(b) evidencing the accuracy and completeness of any representations or warranties, the performance of any covenants and agreements of Execute Sports, or the satisfaction any conditions, all as contained or referred to in this Agreement or (c) effectuating or confirming the conveyance and transfer of the Execute Sports Shares to the PSG Shareholders.

5.8 Consents to Assignments. On or prior to the Closing Date, Execute Sports shall have furnished PSG with evidence of consents as Execute Sports shall know or PSG shall determine to be required to enable PSG to continue to enjoy the benefit of any Contract or authorization of any Governmental Authority to or of which Execute Sports is a party or a beneficiary and which can, by its terms (with consent) and consistent with Applicable Law, be so enjoyed after the transfer of the Execute Sports Shares to the PSG Shareholders.

5.9 Due Diligence. PSG shall have been satisfied, in its sole and absolute discretion, with its due diligence investigation and review of the financial condition, business and operations of the Company..

5.10 Other Documents and Aspects of the Transaction. PSG shall have received such other documents, instruments, certificates and opinions as may be required by this Agreement or as may be reasonably requested by PSG.

5.11 Actions Satisfactory. All certificates, opinions and other documents to be delivered by Execute Sports and all other matters to be accomplished prior to or at the Closing shall be satisfactory in the reasonable judgment of PSG and its counsel.

5.12 Continued Listing. Execute Sports' Common Stock shall continue to be eligible for trading on the Over-The-Counter Bulletin Board or NASDAQ.

                                  ARTICLE VI.
            CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EXECUTE SPORTS

The obligations of Execute Sports to effect the transactions contemplated under this Agreement at the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in whole or in part by Execute Sports in writing:

6.1 Representations and Warranties True at the Closing Date. The representations and warranties of PSG contained in Article IV of this Agreement shall have been true and correct when made and as of the Closing Date.

6.2 No Prohibition of Transaction. No Proceeding or regulation or legislation shall have been instituted, threatened or proposed before, nor any order issued by, any Governmental Authority to enjoin, restrain, prohibit or obtain substantial damage (a) in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated by this Agreement, or (b) which, in the reasonable judgment of Execute Sports could have a Material Adverse Effect.

6.3 Compliance with Law. There shall have been obtained upon Execute Sports' request any and all permits, approvals and consents of any Governmental Authority which counsel for Execute Sports may reasonably deem necessary or appropriate so that consummation of the transactions contemplated hereby will be in compliance with Applicable Law.

6.4 Documentation and Consents. PSG shall have made all deliveries required pursuant to Article II of this Agreement. In addition, PSG shall have delivered all assignments, consents, approvals and other documents, certificates and instruments as Execute Sports may reasonably request for the purpose of (a) enabling its counsel to provide the opinion required under this Agreement, (b) evidencing the accuracy and completeness of any representations or warranties, the performance of any covenants and agreements of Execute Sports, or the satisfaction any conditions, all as contained or referred to in this Agreement or (c) effectuating or confirming the conveyance and transfer of the PSG Shares to Execute Sports.

                                  ARTICLE VII.
                COVENANTS OF EXECUTE SPORTS PRIOR TO CLOSING DATE

7.1 Access and Investigation. During the period from the date of this Agreement to the Closing Date, Execute Sports shall afford PSG and its representatives (including legal counsel, financial and other advisors, consultants and independent accountants) full and free access to Execute Sports' personnel, properties, contracts, books and records and other documents and data, including tax returns, and shall furnish PSG with copies of all documents and with such additional financial and operating data and other information as PSG shall, from time to time, reasonably request for the purpose of enabling PSG to investigate the affairs of Execute Sports and the accuracy of the representations and warranties of Execute Sports made in this Agreement. During such investigation, PSG and its representatives shall have the right to make copies of such contracts, books and records, tax returns and other documents and data as it may deem advisable. The furnishing of such information to PSG any such investigation by PSG shall not affect PSG's right to rely on any of the representations and warranties made in this Agreement.

7.2 Approvals of Governmental Authorities. Between the date of this Agreement the Closing Date, Execute Sports will use its best efforts, and will cooperate with PSG in taking all steps necessary, promptly to (i) make any filing and (ii) obtain any consent, approval or authorization of any Governmental Authority, in each case required by Applicable Law to allow the consummation of this Agreement and the transactions contemplated by this Agreement.

7.3 Notification. Between the date of this Agreement and the Closing Date, Execute Sports will promptly notify PSG in writing if Execute Sports becomes aware of any fact or condition which makes untrue any representation or breaches any warranty made by Execute Sports in this Agreement or if Execute Sports becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) make untrue any such representation or breach any such warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if such Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Execute Sports shall deliver to PSG a Supplement to the Disclosure Letter specifying such change. Delivery of such Supplements shall be for information purposes only and shall not modify in any such respect any representation, warranty, covenant or condition contained herein. During the same period, Execute Sports will promptly notify PSG of the occurrence of any breach of any covenant of Execute Sports set forth in this Section 7 or of the occurrence of any event that may make the satisfaction of the conditions set forth in Section 5 impossible or unlikely.

7.4 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 11.1, Execute Sports shall not, and shall cause Execute Sports not to, directly or indirectly solicit or entertain offers from, negotiate with, or in any manner discuss, encourage, recommend or agree to any proposal of, any potential buyer or buyers of the assets or stock of Execute Sports regardless of the structure of any such transaction.

7.5 Best Efforts. Between the date of this Agreement and the Closing Date, Execute Sports will use its Best Efforts to cause the conditions specified in
Article V to be satisfied.

                                 ARTICLE VIII.
                     COVENANTS OF PSG PRIOR TO CLOSING DATE.

8.1 Access and Investigation. During the period from the date of this Agreement to the Closing Date, PSG shall afford Execute Sports and its representatives (including legal counsel, financial and other advisors, consultants and independent accountants) full and free access to PSG's personnel, properties, contracts, books and records and other documents and data, including tax returns, and shall furnish Execute Sports with copies of all documents and with such additional financial and operating data and other information as Execute Sports shall, from time to time, reasonably request for the purpose of enabling Execute Sports to investigate the affairs of PSG and the accuracy of the representations and warranties of PSG made in this Agreement. During such investigation, Execute Sports and its representatives shall have the right to make copies of such contracts, books and records, tax returns and other documents and data as it may deem advisable. The furnishing of such information to Execute Sports any such investigation by Execute Sports shall not affect Execute Sports' right to rely on any of the representations and warranties made in this Agreement.

8.2 Operation of the Business of PSG. During the period the date of this Agreement to the Closing Date, PSG shall conduct its business only in the ordinary course and in a manner consistent with its past practices; use its best efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it; confer with Execute Sports concerning operational matters of material nature; and report periodically to Execute Sports concerning the status of the business, operations and finances of PSG.

8.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, PSG shall not, without the prior consent of Execute Sports, take any action described in Section 4.13 of this Agreement.

8.4 Approvals of Governmental Authorities. Between the date of this Agreement and the Closing Date, PSG will use its best efforts, and will cooperate with Execute Sports in taking all steps necessary, promptly to (i) make any filing and (ii) obtain any consent, approval or authorization of any Governmental Authority, in each case required by Applicable Law to allow the consummation of this Agreement and the transactions contemplated hereby, provided that nothing herein shall require PSG to dispose of, or make any change in, any portion of its business or to incur any other burden in order to obtain any consent, approval or authorization.

8.5 Notification. Between the date of this Agreement and the Closing Date, PSG will promptly notify Execute Sports in writing if it becomes aware of any fact or condition which makes untrue any representation or breaches any warranty made by PSG in this Agreement or if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) make untrue any such representation or breach any such warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

8.6 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 11.1, PSG shall not, and shall cause PSG not to, solicit or entertain offers from, negotiate with, or in any manner discuss, encourage, recommend or agree to any proposal of, any potential buyer or buyers of the assets or stock of PSG.

8.7 Best Efforts. Between the date of this Agreement and the Closing Date, PSG will use its best Efforts to cause the conditions specified in Article VI hereof to be satisfied.

                                  ARTICLE IX.
                         COVENANTS OF EXECUTE SPORTS AND
                       PSG SUBSEQUENT TO THE CLOSING DATE.

9.1 Further Assurances. PSG will, upon request of Execute Sports from time to time after the Closing, execute and deliver, and use its best efforts to cause other Persons to execute and deliver, to Execute Sports all such further documents and instruments, and will do or use their best efforts to cause to be done such other acts, as Execute Sports may reasonably request more completely to consummate and make effective the Contemplated Transactions.

9.2 SEC Reports. On and after the Closing Date, Execute Sports shall timely file, or cause to be timely filed, with the SEC, such reports and/or statements required to be filed by it in connection with the consummation of the Contemplated Transactions.

                                   ARTICLE X.
                                MUTUAL COVENANTS

10.1 Expenses. Except as expressly otherwise provided herein, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. In the case of termination of this Agreement, the obligation of each party to pay its own expenses shall be subject to any rights of such party arising from a breach of this Agreement by another party.

10.2 Public Announcements. Any public announcement or similar publicity, including any reports or statements required to be filed with the SEC with respect to this Agreement or the transactions contemplated hereby shall be issued, if at all, at such time and in such manner as PSG and Execute Sports shall mutually determine; provided that the parties agree that (i) a press release announcing the signing of this Agreement shall be issued and filed by Execute Sports and PSG within 24 hours of execution of this Agreement by PSG and Execute Sports and (ii) a Form 8-K shall be filed by each of the PSG and the Company and a Schedule 13D, as deemed necessary to comply with Rule 13d-1 promulgated under the 34 Act, shall be filed by each PSG Shareholder, within the time frames provided under the applicable rules and regulation of the Securities and Exchange Commission. Unless consented to by Execute Sports in advance or required by Applicable Law, prior to the Closing, PSG shall keep the provisions of this Agreement strictly confidential and make no disclosure thereof to any Person. Execute Sports and PSG will consult with each other concerning the means by which the PSG's employees, customers and suppliers and others having dealings with PSG will be informed of the transactions contemplated by this Agreement, and Execute Sports shall have the right to be present for any such communication.

10.3 Confidentiality. Between the date of this Agreement and the Closing date, each party will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of one another any written, oral or other information obtained in confidence in connection with this Agreement or the transactions contemplated by this Agreement unless such information is already known to some third party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as may reasonably be requested. Whether or not the Closing takes place, PSG waives any cause of action, right or claim arising out of the access of Execute Sports or its representatives to any trade secrets or other confidential information of Execute Sports except for the intentional competitive misuse by Execute Sports of such trade secrets or confidential information.

                                  ARTICLE XI.
                                   TERMINATION

11.1 Termination Events. Subject to the provisions of Section 11.2, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated:

      (a) by either the PSG Shareholders or Execute Sports if a default or breach shall be made by the other party hereto with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of its representations, warranties or covenants, and such default cannot be cured and has not been waived;

      (b)   (i)   by the PSG Shareholders if all of the conditions set forth in
                  Article V shall not have been satisfied at the time the Closing would otherwise occur or if satisfaction of such a condition is or becomes impossible, other than through failure of the PSG Shareholders to fully comply with their obligations hereunder, and shall not have been waived by the PSG
                  Shareholder or before such date; or

            (ii)  by Execute Sports, if all of the conditions set forth in
                  Article VI shall not have been satisfied at the time the Closing would otherwise occur or if satisfaction of such a condition is or becomes impossible, other than through failure of Execute Sports to fully comply with its obligations hereunder, and shall not have been waived by Execute Sports on or before such date;

      (c) by mutual consent of the PSG Shareholders and Execute Sports; or

      (d) by either PSG or Execute Sports if the Closing shall not have occurred, other than through failure of any such party to fulfill its obligations hereunder, on or before 45 days from the date this Agreement is executed or such later date as may be agreed upon in writing by the parties. Each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise and the exercise of a right of termination shall not be an election of remedies.

11.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 10.1 and 10.3 shall survive; provided that, if this Agreement is so terminated by a party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's willful failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall also survive such termination unimpaired.

                                  ARTICLE XII.
                                  MISCELLANEOUS

12.1 Survival. The representations and warranties of the parties contained herein shall not survive the Closing. The agreements contained in this Agreement that are applicable to the period following the Closing shall survive the Closing.

12.2 Notices. Notices, requests, instructions or other documents to be in given under this Agreement shall be in writing and shall be deemed given and received,
(i) when sent if sent by facsimile, provided that the fax is promptly confirmed by telephone confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one Business Day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

      if to Execute Sports:

      Attention: Todd M. Pitcher, President
      Facsimile: 858-279-1799
                 1284 Puerta Del Sol
                 Suite 150
                 San Clemente, CA 92673

                 At the same address, with a copy to:

                 Attention: Michael L. Corrigan
                 Facsimile:
                           -------------------------

                 -----------------------------------

                 -----------------------------------

      if to the PSG Shareholders, to the address as specified on the signature page hereto:

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

12.3  Governing Law and Venue; Waiver of Jury Trial.

      (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America and the state courts located in San Diego, State of California in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal or state court.

      (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.3.

      (c) Further Assurances. The parties hereto agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party hereto may at any time reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

      (d) Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to herein shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to herein can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party hereto; (ii) no waiver which may be given by a party hereto shall be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party hereto shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

12.4 Entire Agreement and Modification. This Agreement supersedes all prior agreements among the parties with respect to its subject matter (including, but not limited to, any letter of intent among PSG and Execute Sports and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto. This Agreement may not be changed or terminated, except by a written agreement executed by PSG and Execute Sports.

12.5 Assignments, Successors, and No Third-Party Rights. This Agreement shall apply to and be binding in all respects upon, and shall inure to the benefit of, the successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, their successors and assigns, and for the benefit of no other Person.

12.6 Severability. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent no held invalid or unenforceable.

12.7 Section Headings, Construction. The headings of Sections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to Sections in this Agreement refer to the corresponding Sections of this Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words "herein," "hereof," "hereby," "hereinabove," "hereinbelow," "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision hereof.

12.8 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same agreement. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CORPORATION:

EXECUTE SPORTS, INC.

By:
   -----------------------------------------
   Name: Donald Dallape
   Title: CEO

By:
    ----------------------------------------
    Name: Todd M. Pitcher
    Title: President and Secretary

PSG SHAREHOLDERS

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Duane Pacha
Address:
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Jeff Baughn
Address:
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Nick Duthie
Address:
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Kenney Huseman
Address:
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

                                   SCHEDULE A

                            PSG FINANCIAL STATEMENTS

                            As of September 30, 2005

                                   SCHEDULE B

                            PSG INTELLECTUAL PROPERTY